Exhibit 99.(j)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Specialty Series of our report dated February 26, 2010, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Prudential Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the use in this Registration Statement of our report dated December 23, 2009, relating to the financial statements of Prudential Global Funding LLC, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 26, 2010